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                                                              Exhibit 11(a)(19)


HARCOURT GENERAL                                     Harcourt General, Inc.
                                                     27 Boylston Street,
                                                     Chestnut Hill, MA 02167
                                                     Tel (617) 232 8280


Contact:                                                          News Release
Peter Farwell                                         George Sard/Ana Cordasco
Harcourt General                                           Sard Verbinnen & Co
(617) 232-8200                                                  (212) 687-8080





                                                           FOR IMMEDIATE RELEASE





                  HARCOURT GENERAL EXTENDS NEC TENDER OFFER

                             THROUGH JUNE 4, 1997




     CHESTNUT HILL, MA, May 28, 1997 -- Harcourt General, Inc. (NYSE:H) announced today that it has extended its $21 per share cash tender offer for all shares of common stock of National Education Corporation (NYSE:NEC) until 5:00 p.m., Eastern Daylight Savings time, on Wednesday, June 4, 1997 unless the offer is further extended. The offer was originally scheduled to expire on May 27, 1997.

     As of the close of business on May 27, 1997, approximately 30.4 million shares, equal to approximately 84.2% of NEC's outstanding common stock, had been validly tendered in connection with the offer.

     The offer is being extended to allow additional time for stockholders of NEC to tender their shares.

      Harcourt General, Inc. is a growth-oriented operating company with core businesses in publishing and specialty retailing. The Company also provides professional outplacement services to clients worldwide.

       National Education Corporation's operations include ICS Learning Systems, the largest provider of distance education in vocational, academic and professional studies; National Education Training Group (NETG), the leader in information technology interactive multimedia-based learning products; and 83% ownership of Steck-Vaughn Publising Corporation, one of the largest publishers of supplemental education materials.